Exhibit 99(b)

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Wachovia
Third Quarter 2002
Quarterly Earnings Report
October 16, 2002

ALL INFORMATION, EXCEPT WHERE SPECIFICALLY NOTED, REPRESENTS OPERATING EARNINGS INFORMATION, WHICH EXCLUDES NET MERGER-RELATED, RESTRUCTURING AND OTHER CHARGES.

READERS ARE ENCOURAGED TO REFER TO WACHOVIA’S RESULTS FOR THE QUARTER ENDED JUNE 30, 2002, PRESENTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, WHICH MAY BE FOUND IN WACHOVIA’S SECOND QUARTER REPORT ON FORM 10-Q. ALL NARRATIVE COMPARISONS ARE WITH SECOND QUARTER 2002 UNLESS OTHERWISE NOTED.

Wachovia 3Q02 Quarterly Earnings Report

Third Quarter 2002 Financial Highlights

Versus 2Q02

•	GAAP earnings of $0.66 per share; operating earnings of $0.71 per share; cash operating earnings of $0.78 per share up 3%

•	Customer service scores continue to improve, up for the 14th consecutive quarter

•	Low-cost core deposits up 16% annualized

•	Revenues down 5% due to market sensitive businesses

•	Continued strong expense control

—	Cash expenses down 3% excluding legal expenses relating to the accelerated resolution of several lawsuits and additions to legal reserves

—	Salary and benefits expense down 5%, and FTEs declined by 1,699

•
Executed risk reduction strategies involving credit and legal actions funded with a $218 million tax benefit ($330 million pre-tax equivalent) principally relating to tax loss on investment in The Money Store

•	Transferred and marked $703 million of total exposure, primarily emerging telecom credits, to loans held for sale; 70% of the outstandings were performing

•	Net charge-offs down 40% to $224 million

•	Total NPAs declined 2%

•	Tier 1 capital ratio increased 27 bps to 8.10%

•	Merger integration continues to progress well

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Wachovia 3Q02 Quarterly Earnings Report

Earnings Reconciliation

Earnings Reconciliation

	2002						2001		3 Q 02 vs 2 Q 02
	Third Quarter		Second Quarter		First Quarter		Fourth Quarter
	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS
	(After-tax in millions, except per share data)
Net income available to common stockholders (GAAP) (a)	$913	0.66	849	0.62	907	0.66	730	0.54	8%
Dividends on preferred stock	3	—	6	—	6	—	6	—	(50)

Net income	916	0.66	855	0.62	913	0.66	736	0.54	7
Net merger-related, restructuring and other charges	67	0.05	89	0.06	(5)	—	63	0.04	(25)

Operating earnings	983	0.71	944	0.68	908	0.66	799	0.58	4
Deposit base and other intangible amortization	98	0.07	103	0.08	108	0.08	121	0.09	(5)
Goodwill amortization (related to former First Union)	—	—	—	—	—	—	60	0.04	—

Cash operating earnings	$1,081	0.78	1,047	0.76	1,016	0.74	980	0.71	3%

(a)	Second quarter 2002 earnings per share recast to include $13 million, or $0.01 per share, in stock option expense related to stock options granted in the second quarter of 2002.

Key Points

•
Reported earnings of $0.66 per share includes the effect of stock options expense of $13 million after-tax, or $0.01 per share; estimated 2003 options expense is $87 million after-tax, or $0.06 per share

•	Q402 after-tax intangibles amortization of $96 million ($0.07/share)

—	Expect a total of $0.23 on existing intangibles during 2003; (1Q03: $0.06; 2Q03: $0.06; 3Q03: $0.06; 4Q03: $0.05)

(See Appendix, page 19 for further detail)

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Wachovia 3Q02 Quarterly Earnings Report

Summary Operating Results

Operating Earnings Summary

					In accordance with purchase accounting, results are not restated
	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions, except per share data)
Net interest income (Tax-equivalent)	$2,520	2,515	2,477	2,484	1,974	—%
Fee and other income	1,890	2,110	2,027	2,060	1,036	(10)

Total revenue (Tax-equivalent)	4,410	4,625	4,504	4,544	3,010	(5)
Provision for loan losses	435	397	339	381	244	10
Noninterest expense, excluding goodwill and other intangible amortization	2,686	2,622	2,609	2,691	2,193	2
Goodwill and other intangible amortization	152	161	168	251	117	(6)

Income before income taxes (Tax-equivalent)	1,137	1,445	1,388	1,221	456	(21)
Income taxes (Tax-equivalent)	154	501	480	422	158	(69)

Net operating earnings	$983	944	908	799	298	4%
Net operating earnings (Cash basis)	$1,081	1,047	1,016	980	395	3%

Diluted earnings per common share	$0.71	0.68	0.66	0.58	0.27	4%
Diluted earnings per common share (Cash basis)	$0.78	0.76	0.74	0.71	0.36	3
Return on average common stockholders’ equity	12.44%	12.72	12.68	10.77	5.77	—
Return on average tangible common stockholders’ equity (Cash basis)	22.84%	24.66	25.30	23.56	11.36	—%

Key Points

•	Net interest income essentially unchanged

•	Total revenue declined by 5% due to lower market activity and lower equity valuations; trading securities losses offset by available for sale securities gains

•
Provision expense of $435 million includes $199 million associated with the transfer of $703 million of largely emerging telecom exposure to held for sale ($467 million funded and $236 million unfunded)

•	Cash expenses up 2%, the result of legal settlements and additions to legal reserves

•
Income tax expense includes the 3Q02 recognition of a year-to-date tax benefit primarly related to a tax loss on our investment in The Money Store; tax benefit fully offset by risk reduction strategies as outlined below:

3Q02 Risk Reduction Strategies

	Pre-tax	After-tax
	(In millions)
Income taxes lower (Tax benefits)	$(330)	(218)
Noninterest expense higher (Litigation resolutions and additional legal reserves)	131	85
Provision expense higher (Credit actions)	199	133

Net	$—	—

•	Estimated 4Q02 tax rate adjustments expected to be in excess of $90 million after-tax and will be fully utilized to further reduce risk.

(See Appendix, pages 19 and 32 for further detail)

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Wachovia 3Q02 Quarterly Earnings Report

Key Financial Measures

Performance Highlights

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions, except per share data)
Cash operating earnings (a)
Net income	$1,081	1,047	1,016	980	395	3%
Diluted earnings per common share	$0.78	0.76	0.74	0.71	0.36	3
Dividend payout ratio on common shares	33.33%	31.58	32.43	33.80	66.67	—
Return on average tangible assets	1.39	1.39	1.36	1.27	0.60	—
Return on average tangible common stockholders’ equity	22.84	24.66	25.30	23.56	11.36	—
Overhead efficiency ratio	60.87%	56.72	57.93	59.22	72.86	—
Operating leverage	$(275)	105	42	1,036	(462)	—%

Operating earnings (b)
Net income	$983	944	908	799	298	4%
Diluted earnings per common share	$0.71	0.68	0.66	0.58	0.27	4
Return on average assets	1.21%	1.20	1.17	0.99	0.44	—
Return on average common stockholders’ equity	12.44	12.72	12.68	10.77	5.77	—
Overhead efficiency ratio	64.33%	60.19	61.66	64.74	76.74	—
Operating leverage	$(267)	113	125	902	(502)	—%

Other financial data
Net interest margin	3.93%	3.96	3.90	3.81	3.58	—
Fee and other income as % of total revenue	42.86	45.63	45.00	45.33	34.42	—
Effective income tax rate	9.29	32.06	32.09	31.65	27.67	—
Tax rate (Tax-equivalent) (c)	13.67%	34.57	34.58	34.56	34.65	—

Asset quality
Allowance as % of loans, net	1.81%	1.86	1.84	1.83	1.79	—
Allowance as % of nonperforming assets	149	150	162	175	186	—
Net charge-offs as % of average loans, net	0.59	0.97	0.83	0.93	0.73	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	1.23%	1.24	1.21	1.13	1.08	—

Capital adequacy (d)
Tier 1 capital ratio	8.10%	7.83	7.49	7.04	6.75	—
Total capital ratio	12.02	11.89	11.56	11.08	10.84	—
Leverage ratio	6.78%	6.75	6.51	6.19	7.22	—

Other
Average diluted common shares	1,374	1,375	1,366	1,363	1,105	—%
Actual common shares	1,373	1,371	1,368	1,362	1,361	—
Dividends paid per common share	$0.26	0.24	0.24	0.24	0.24	8
Dividends paid per preferred share	0.04	0.06	0.06	0.06	—	(33)
Book value per common share	23.38	22.15	21.04	20.88	20.94	6
Common stock price	32.69	38.18	37.08	31.36	31.00	(14)
Market capitalization	$44,887	52,347	50,716	42,701	42,191	(14)
Common stock to book price	140%	172	176	150	148	—
FTE employees	80,987	82,686	82,809	84,046	85,534	(2)
Total financial centers/brokerage offices	3,342	3,347	3,362	3,434	3,461	—
ATMs	4,604	4,617	4,618	4,675	4,698	—%

(a)
Cash operating earnings are reported net income excluding after-tax net merger-related, restructuring and other charges, and exclude deposit base intangible, goodwill and other intangible amortization.

(b)	Operating earnings are reported net income excluding after-tax net merger-related, restructuring and other charges, and include deposit base intangible, goodwill and other intangible amortization.
(c)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(d)	The third quarter of 2002 is based on estimates.

Key Points

•	Cash overhead efficiency ratio excluding legal fees of 57.90%; remaining impact due to lower market sensitive revenues

•	Net interest margin declined by 3 bps due to the effects of continued low rate environment

•	Tax rate of 13.67 % reflects recognition of tax benefits relating largely to The Money Store

•	Tier 1 capital ratio improved 27 bps to 8.10%

•	FTE’s declined by 1,699

(See Appendix, pages 19-20 for further detail)

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Wachovia 3Q02 Quarterly Earnings Report

Loan and Deposit Growth

Average Balance Sheet Data

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Assets
Trading assets	$16,061	16,248	14,703	14,552	14,572	(1)%
Securities	62,917	58,282	56,287	55,708	50,621	8
Commercial loans, net	96,552	98,303	99,489	102,230	83,633	(2)
Consumer loans, net	55,124	56,782	57,575	60,609	49,393	(3)

Total loans, net	151,676	155,085	157,064	162,839	133,026	(2)

Other earning assets (a)	25,135	24,809	27,434	26,785	21,453	1

Total earning assets	255,789	254,424	255,488	259,884	219,672	1
Cash	9,955	10,110	10,553	10,313	8,737	(2)
Other assets	55,767	50,180	49,281	49,024	39,337	11

Total assets	$321,511	314,714	315,322	319,221	267,746	2%

Liabilities and Stockholders’ Equity
Core interest-bearing deposits	128,680	126,332	124,686	123,481	101,182	2
Foreign and other time deposits	12,625	13,415	15,697	18,928	19,103	(6)

Total interest-bearing deposits	141,305	139,747	140,383	142,409	120,285	1
Short-term borrowings	44,388	44,958	45,925	46,354	39,802	(1)
Long-term debt	38,477	39,107	41,057	42,979	38,220	(2)

Total interest-bearing liabilities	224,170	223,812	227,365	231,742	198,307	—
Noninterest-bearing deposits	38,772	38,449	38,126	37,562	30,313	1
Other liabilities	27,466	22,877	20,928	21,377	18,796	20

Total liabilities	290,408	285,138	286,419	290,681	247,416	2
Stockholders’ equity	31,103	29,576	28,903	28,540	20,330	5

Total liabilities and stockholders’ equity	$321,511	314,714	315,322	319,221	267,746	2%

(a) Includes loans held for sale, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements.
Memoranda
Low-cost core deposits	$119,194	115,077	111,327	106,713	83,007	4%
Other core deposits	48,258	49,704	51,485	54,330	48,488	(3)

Total core deposits	$167,452	164,781	162,812	161,043	131,495	2%

Key Points

•	Securities increase largely reflects securitizations of loans in 2Q02 and 3Q02

•	Average commercial loans were down 2% or $1.8 billion due to reduced demand and credit facilities usage

•
Average consumer loans were down $1.7 billion or 3%; excluding an average $1.3 billion impact ($686 million from 3Q02 and $655 million from 2Q02) of sales, securitizations and transfers, average consumer loans were down 1%

—	Consumer loan production robust at $15 billion

•	Low-cost core deposits up 4%; total core deposits increased 2% despite continued runoff of higher cost CDs

—	Period-end low-cost core deposits up 22% year-over-year to $126 billion from $104 billion

(See Appendix, pages 19-20 for further detail)

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Wachovia 3Q02 Quarterly Earnings Report

Fee and Other Income

Fee and Other Income

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Service charges and fees	$664	661	661	672	541	—%
Commissions	458	481	464	448	356	(5)
Fiduciary and asset management fees	427	466	477	478	400	(8)
Advisory, underwriting and other investment banking fees	72	225	240	223	177	(68)
Principal investing	(29)	(42)	(90)	(21)	(585)	31
Other income	298	319	275	260	147	(7)

Total fee and other income	$1,890	2,110	2,027	2,060	1,036	(10)%

Key Points

•	Fee and other income declined 10%, the result of lower market-related revenue. Fixed income net trading losses of $71 million were offset by securities gains of $71 million in other income

•	Commissions declined 5%, largely driven by lower revenues from retail equity products

•	Fiduciary and asset management fees declined by 8% due to continued equity market declines as evidenced by a 16% average decline in the S&P 500

•
Advisory, underwriting and other investment banking declined 68% as unprecedented market volatility in equities and convertible bonds in July and August, produced fixed income net trading losses of $71 million

•
Other income: Consumer securitization income was $23 million higher in 3Q02; market valuation adjustments and gains/losses on sale of loans held for sale were a net $37 million lower (-$9 million in 3Q02 vs. $28 million in 2Q02)

(See Appendix, page 21 for further detail)

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Wachovia 3Q02 Quarterly Earnings Report

Noninterest Expense

Noninterest Expense

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Salaries and employee benefits	$1,588	1,665	1,663	1,663	1,374	(5)%
Occupancy	195	194	195	210	176	1
Equipment	234	231	226	247	214	1
Advertising	20	25	19	21	15	(20)
Communications and supplies	136	132	134	142	117	3
Professional and consulting fees	111	96	88	113	79	16
Sundry expense	402	279	284	295	218	44

Noninterest expense, excluding goodwill and other intangible amortization	2,686	2,622	2,609	2,691	2,193	2
Goodwill and other intangible amortization	152	161	168	251	117	(6)

Total noninterest expense	$2,838	2,783	2,777	2,942	2,310	2%

Key Points

•	Cash expenses excluding intangibles amortization increased 2%, due to accelerated legal resolutions and additions to legal reserves of $131 million
—	Excluding these items from Sundry expense, cash expenses down 3%

•	Salaries and employee benefits were down 5%, largely due to lower incentive expense on lower revenues and a continued focus on expense reduction

•	Remaining cash expense categories up 3%

(See Appendix, page 21 for further detail)

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Wachovia 3Q02 Quarterly Earnings Report

Consolidated Results—Operating Summary

Wachovia Corporation

Performance Summary

	Three Months Ended September 30, 2002
	General Bank	Capital Management	Wealth Management	Corporate and Investment Bank	Parent	Consolidated
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$1,730	47	101	611	31	2,520
Fee and other income	519	725	126	348	172	1,890
Intersegment revenue	38	(18)	1	(20)	(1)	—

Total revenue (Tax-equivalent)	2,287	754	228	939	202	4,410
Provision for loan losses	114	—	3	317	1	435
Noninterest expense	1,256	623	163	508	288	2,838
Income taxes (Tax-equivalent)	334	48	23	45	(296)	154

Operating earnings	$583	83	39	69	209	983

Performance and other data
Economic profit	$415	66	27	17	234	759
Risk adjusted return on capital (RAROC)	40.85%	53.01	42.47	11.92	49.61	29.77
Economic capital, average	$5,519	624	345	7,145	2,396	16,029
Cash overhead efficiency ratio	54.88%	82.59	71.41	54.11	67.24	60.87
Average loans, net	$101,402	177	8,854	40,250	993	151,676
Average core deposits	$141,860	1,314	10,006	12,832	1,440	167,452

Key Points

•	General Bank contributed 59% of consolidated operating earnings

•	Parent income of $209 million includes the tax benefits of $218 million ($330 million pre-tax equivalent)

•	All businesses produced results which again exceeded their cost of capital

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Wachovia 3Q02 Quarterly Earnings Report

General Bank

This segment consists of the Retail & Small Business and Commercial operations.

General Bank

Performance Summary
	2002			2001
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	3 Q 02 vs 2 Q 02
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$1,730	1,713	1,644	1,639	1,276	1%
Fee and other income	519	508	498	578	434	2
Intersegment revenue	38	42	40	45	35	(10)

Total revenue (Tax-equivalent)	2,287	2,263	2,182	2,262	1,745	1
Provision for loan losses	114	98	115	130	97	16
Noninterest expense	1,256	1,231	1,206	1,239	1,015	2
Income taxes (Tax-equivalent)	334	341	314	326	222	(2)

Operating earnings	$583	593	547	567	411	(2)%

Performance and other data
Economic profit	$415	416	390	411	289	—%
Risk adjusted return on capital (RAROC)	40.85%	41.03	40.11	42.50	38.71	—
Economic capital, average	$5,519	5,554	5,439	5,344	4,298	(1)
Cash overhead efficiency ratio	54.88%	54.42	55.24	54.77	57.64	—
Average loans, net	$101,402	100,832	98,033	97,004	76,383	1
Average core deposits	$141,860	139,649	136,079	133,975	109,641	2%

General Bank Key Metrics
	2002			2001
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	3 Q 02 vs 2 Q 02

Customer overall satisfaction score (a)	6.47	6.38	6.37	6.35	6.33	1%
Online customers (Enrollments in thousands)	4,663	4,399	4,429	4,123	3,810	6
Financial centers	2,755	2,756	2,761	2,812	2,818	—
ATMs	4,604	4,617	4,618	4,675	4,698	—%

(a)	Gallup survey measured on a 1-7 scale; 6.4 = “best in class”. 2001 scores represents customers of the former First Union only.

Key Points

•	Total revenue up 1% on continued strong core deposit growth and mortgage-related revenues

•	Expenses up 2% reflecting pro-rata share of previously discussed additions to legal reserves and higher production-based incentive costs; up 1% excluding legal reserves

•	Loan growth continued to be strong, up 1% on continued strength in consumer real estate secured products and small business lending

•	Low-cost core deposit momentum continued with growth of 4%; core deposits grew 2% overall

(See Appendix, pages 22-24 for further discussion of business unit results)

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Wachovia 3Q02 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

Capital Management

Performance Summary

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$47	45	44	46	42	4%
Fee and other income	725	783	778	782	652	(7)
Intersegment revenue	(18)	(19)	(17)	(19)	(17)	5

Total revenue (Tax-equivalent)	754	809	805	809	677	(7)
Provision for loan losses	—	—	—	—	—	—
Noninterest expense	623	669	676	669	574	(7)
Income taxes (Tax-equivalent)	48	51	47	52	36	(6)

Operating earnings	$83	89	82	88	67	(7)%

Performance and other data
Economic profit	$66	70	64	68	48	(6)%
Risk adjusted return on capital (RAROC)	53.01%	52.60	48.78	52.07	43.55	—
Economic capital, average	$624	675	682	673	611	(8)
Cash overhead efficiency ratio	82.59%	82.75	83.96	82.79	84.85	—
Average loans, net	$177	186	166	337	269	(5)
Average core deposits	$1,314	1,269	1,298	1,505	1,535	4%

Capital Management Key Metrics

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Separate account assets	$120,837	120,982	124,168	122,439	124,592	—%
Mutual fund assets	106,649	109,056	106,036	104,031	101,749	(2)

Total assets under management (a)	$227,486	230,038	230,204	226,470	226,341	(1)

Gross fluctuating mutual fund sales	$4,467	3,168	3,383	2,755	2,238	41

Registered representatives (Actual)	8,099	8,044	8,100	7,972	8,145	1
Broker client assets	$240,100	258,200	274,600	274,300	257,900	(7)
Margin loans	$2,550	3,090	3,206	3,244	3,192	(17)
Brokerage offices (Actual)	3,310	3,315	3,328	3,400	3,426	—%

(a)	Includes $67 billion in assets managed for Wealth Management which are also reported in that segment.

Key Points

•	Total revenues were down 7% due to weaker market conditions and declining equity valuations

•	Positive fluctuating fund flows and continued strong annuity sales partially offset lower asset valuations

•	Expenses down 7% on continued expense control and lower volumes

•	Total AUM declined 1% to $227 billion with net sales in mutual funds and separate accounts offset by the effects of declining equity markets (S&P down 18%, NASDAQ down 20%)

•	Mutual fund assets declined 2% as record net fluctuating fund sales of $1.5 billion partially offset the effects of weak equity markets

—	3Q02 gross sales of $4.5 billion versus $3.2 billion in 2Q02

—	Year-over-year mutual funds up almost $5 billion

(See Appendix, pages 25-26, for further discussion of business unit results)

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Wachovia 3Q02 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, high net worth life).

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$101	99	96	93	62	2%
Fee and other income	126	142	140	136	99	(11)
Intersegment revenue	1	2	1	1	—	(50)

Total revenue (Tax-equivalent)	228	243	237	230	161	(6)
Provision for loan losses	3	7	1	4	2	(57)
Noninterest expense	163	166	168	161	114	(2)
Income taxes (Tax-equivalent)	23	25	25	23	16	(8)

Operating earnings	$39	45	43	42	29	(13)%

Performance and other data
Economic profit	$27	35	31	31	22	(23)%
Risk adjusted return on capital (RAROC)	42.47%	52.69	48.81	50.65	52.92	—
Economic capital, average	$345	338	330	318	212	2
Cash overhead efficiency ratio	71.41%	68.42	70.86	69.57	70.65	—
Average loans, net	$8,854	8,632	8,400	8,148	5,680	3
Average core deposits	$10,006	9,879	9,896	9,431	7,313	1%

Wealth Management Key Metrics (a)

	2002			2001		3 Q 02 vs 2 Q0 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(Dollars in millions)
Assets under management (b)	$67,400	71,900	75,700	77,100	77,500	(6)%
Assets under care	27,900	31,400	24,900	25,000	23,700	(11)
Client relationships (Actual)	80,050	79,100	78,100	78,050	78,050	1
Wealth Management advisors (Actual)	956	966	984	983	983	(1)%

(a)
Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units. Future restatements may occur as relationships are moved to channels that best meet client needs.

(b)	These assets are managed by and reported in Capital Management.

Key Points

•	Total revenue declined 6% driven by lower asset valuations, partially offset by improved loan and deposit spread revenues
•	Lower equity market valuations drove AUM down by 6%, though net flows into managed investment accounts were positive

(See Appendix, page 27 for further discussion of business unit results)

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Wachovia 3Q02 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Banking, Investment Banking and Principal Investing.

Corporate and Investment Bank

Performance Summary

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$611	589	589	687	507	4%
Fee and other income	348	495	498	419	(218)	(30)
Intersegment revenue	(20)	(24)	(18)	(19)	(16)	17

Total revenue (Tax-equivalent)	939	1,060	1,069	1,087	273	(11)
Provision for loan losses	317	293	222	254	126	8
Noninterest expense	508	521	521	550	485	(2)
Income taxes (Tax-equivalent)	45	93	121	108	(130)	(52)

Operating earnings	$69	153	205	175	(208)	(55)%

Performance and other data
Economic profit	$17	74	68	27	(359)	(77)%
Risk adjusted return on capital (RAROC)	11.92%	15.05	14.53	13.30	(10.50)	—
Economic capital, average	$7,145	7,372	7,803	8,288	6,328	(3)
Cash overhead efficiency ratio	54.11%	49.15	48.73	50.64	n/m	—
Average loans, net	$40,250	41,580	43,342	46,235	42,069	(3)
Average core deposits	$12,832	12,207	12,758	12,625	10,479	5%

Key Points

•	Net interest income up 4%

•	Revenue fell 11% in a poor market environment

•	Provision expense of $317 million includes $199 million relating to the transfer of previously discussed $703 million of exposure, primarily telecom, to held for sale

•	Expenses declined by 2% reflecting merger efficiencies and lower revenue

•	Average loans declined 3% on reduced credit facility usage

•	Core deposits rose 5% due to increased focus on relationships and deposit gathering

(See Appendix, pages 28-30 for further discussion of business unit results)

Page-12

Wachovia 3Q02 Quarterly Earnings Report

Asset Quality

Asset Quality	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In millions)
Nonperforming assets
Nonaccrual loans	$1,751	1,805	1,685	1,534	1,506	(3)%
Foreclosed properties	156	156	159	179	126	—

Total nonperforming assets	$1,907	1,961	1,844	1,713	1,632	(3)%

as % of loans, net and foreclosed properties	1.21%	1.23	1.14	1.04	0.96	—

Nonperforming loans in loans held for sale	$115	108	213	228	273	6%

Total nonperforming assets in loans and in loans held for sale	$2,022	2,069	2,057	1,941	1,905	(2)%

as % of loans, net, foreclosed properties and loans in other assets as held for sale	1.23%	1.24	1.21	1.13	1.08	—

Allowance for loan losses
Balance, beginning of period	$2,951	2,986	2,995	3,039	1,760	(1)%
Former Wachovia balance, September 1, 2001	—	—	—	—	766	—
Net charge-offs	(224)	(374)	(325)	(378)	(243)	(40)
Allowance relating to loans transferred or sold	(315)	(58)	(23)	(47)	(368)	—
Provision for loan losses related to loans transferred or sold	211	23	14	3	230	—
Provision for loan losses	224	374	325	378	894	(40)

Balance, end of period	$2,847	2,951	2,986	2,995	3,039	(4)%

as % of loans, net	1.81%	1.86	1.84	1.83	1.79	—
as % of nonaccrual and restructured loans (a)	163	163	177	195	202	—
as % of nonperforming assets (a)	149%	150	162	175	186	—

Net charge-offs	$224	374	325	378	243	(40)%
Commercial, as % of average commercial loans	0.61%	1.24	0.97	1.19	0.85	—
Consumer, as % of average consumer loans	0.56	0.48	0.59	0.48	0.53	—
Total, as % of average loans, net	0.59%	0.97	0.83	0.93	0.73	—

Past due loans, 90 days and over
Commercial, as a % of loans, net	1.58%	1.62	1.49	1.38	1.30	—
Consumer, as a % of loans, net	0.68%	0.69	0.70	0.62	0.68	—

(a)	These ratios do not include nonperforming loans included in other assets as held for sale.

Key Points

•	Total NPAs declined 2% despite continued deterioration in telecom and the addition of credits to operating subsidiaries of a large cable company

•	Net charge-offs decreased by 40%, to $224 million or 0.59% of average net loans

•	Total net charge-offs of $224 million including $67 million related to telecom

•
YTD net charge-offs of $923 million include $263 million related to telecom, $123 million related to Argentina, and $57 million to entities related to an energy services company; excluding these losses, net charge-offs would have been 41 bps of YTD average loans

•	3Q credit actions did not affect actual 3Q net charge-offs; expect 2002 full-year net charge-offs at the mid-to-high end of the 60-80 bps range

•
Provision expense of $435 million exceeded charge-offs by $211 million due to transfers to loans held for sale ($703 million of largely telecom exposure and $58 million of home equity loans), and the sale of $70 million of commercial loans directly out of the portfolio

•	Allowance totaled $2.8 billion and declined by $104 million due to transfer associated with movement of loans to held for sale

•	Reduced emerging telecom exposure by approximately $800 million since year-end 2001

(See Appendix, pages 32-33 for further detail)

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Wachovia 3Q02 Quarterly Earnings Report

Nonperforming Loans

Nonperforming Loans (a)	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In millions)
Balance, beginning of period	$1,805	1,685	1,534	1,506	1,223	7%
Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	1,600	1,499	1,381	1,316	1,088	7
Former Wachovia balance, September 1, 2001	—	—	—	—	209	—

New nonaccrual loans and advances	528	721	541	668	376	(27)
Net charge-offs	(164)	(322)	(277)	(335)	(193)	(49)
Transfers (to) from loans held for sale	(134)	—	—	—	(20)	—
Transfers (to) from other real estate owned	(8)	—	—	(40)	(5)	—
Sales	(31)	(134)	(64)	(64)	(36)	(77)
Other, principally payments	(214)	(164)	(82)	(164)	(103)	30

Net commercial nonaccrual loan activity	(23)	101	118	65	19	—

Commercial nonaccrual loans, end of period	1,577	1,600	1,499	1,381	1,316	(1)

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	205	186	153	190	135	10
Former Wachovia balance, September 1, 2001	—	—	—	—	33	—

New nonaccrual loans and advances	38	35	50	76	75	9
Transfers (to) from loans held for saled	(58)	—	—	(22)	(53)	—
Sales and securitizations	(11)	(16)	(17)	(91)	—	(31)

Net consumer nonaccrual loan activity	(31)	19	33	(37)	22	—

Consumer nonaccrual loans, end of period	174	205	186	153	190	(15)

Balance, end of period	$1,751	1,805	1,685	1,534	1,506	(3)%

(a)
Excludes nonperforming loans included in loans held for sale, which in the third, second and first quarters of 2002 and in the fourth and third quarters of 2001 were $115 million, $108 million, $213 million, $228 million and $273 million, respectively.

Key Points

•	New commercial nonaccruals declined to $528 million and included $63 million of telecom and $164 million to operating subsidiaries of a large cable company

•	Transferred a total of $192 million of commercial and consumer nonperforming loans to held for sale

•	Sold $42 million of nonperforming loans out of the loan portfolio ($31 million commercial, $11 million consumer)

•	Payments totaled 13% of 3Q02 beginning commercial nonperforming loans

(See Appendix, pages 32-33 for further detail)

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Wachovia 3Q02 Quarterly Earnings Report

Loans Held For Sale

Loans Held For Sale

	2002			2001
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Balance, beginning of period	$8,398	7,131	7,763	6,837	5,963

Core business activity
Core business activity, beginning of period	8,225	6,782	6,991	5,613	5,522
Former Wachovia Balance, September 1, 2001	—	—	—	—	180
Originations/purchases	7,200	5,611	5,940	7,471	5,189
Transfer of performing loans from loans held for sale, net	(3,639)	(71)	(38)	(2)	(121)
Lower of cost or market value adjustments	(36)	—	(3)	(11)	(10)
Performing loans sold or securitized	(6,823)	(3,683)	(5,830)	(5,655)	(4,982)
Nonperforming loans sold	—	—	(11)	(2)	—
Other, principally payments	(365)	(414)	(267)	(423)	(165)

Core business activity, end of period	4,562	8,225	6,782	6,991	5,613

Portfolio management activity
Portfolio management activity, beginning of period	173	349	772	1,224	441
Former Wachovia Balance, September 1, 2001	—	—	—	—	117
Transfers to (from) loans held for sale, net
Performing loans	1,697	(11)	10	(30)	1,154
Nonperforming loans	201	—	—	24	79
Lower of cost or market value adjustments	19	(8)	(11)	(47)	(5)
Performing loans sold	(13)	(49)	(349)	(190)	(195)
Nonperforming loans sold	(30)	(10)	(11)	(104)	(88)
Allowance for loan losses related to loans transferred to loans held for sale	(309)	—	(4)	(10)	(262)
Other, principally payments	(43)	(98)	(58)	(95)	(17)

Portfolio management activity, end of period	1,695	173	349	772	1,224

Balance, end of period (a)	$6,257	8,398	7,131	7,763	6,837

(a)
Nonperforming loans included in loans held for sale at September 30, June 30, and March 31, 2002 and at December 31 and September 30, 2001 were $115 million, $108 million, $213 million, $228 million and $273 million, respectively.

Key Points

•
Portfolio management activity included transfer to held for sale of $703 million of largely telecom exposure (including $324 million performing and $143 million nonperforming loans) marked to an average carrying value of 46% of par, and $1.4 billion of home equity loans

•	Net effect of market valuation adjustments and gain/loss on the sale of loans from held for sale and the portfolio (excluding actions outlined below) was

—	$21 million versus $5 million in 2Q02

3Q02 Credit Actions

	Moved to Loans Held for Sale				Incremental Provision Expense	Ending Balance Included in Loans Held for Sale		Par Value (c)
	Unfunded Commitments	Outstandings	NPA	Reserves		Unfunded Commitments	Outstandings
	(In millions)
Emerging telecommunications (a)	$188	221	31%	$46	128	108	47	38%
Other telecommunications	32	207	30	32	47	17	127	60

Total telecommunications	220	428	30	78	175	125	174	46
Other industries	16	29	8	24	24	15	9	44

Total	$236	467	30%	$86	199	140	183	46%

(a)	Includes CLECs (competitive local exchange carriers), affiliated wireless, broadband providers and datacenters.
(b)	Direct exposure net of loan loss reserves and incremental provision expense associated with the transfer to loans held for sale, as well as prior charge-offs totalling $104 million.
(c)	Represents the estimated market value of the remaining exposure (unfunded commitments and outstandings) after write-down to the lower of cost or market.

•	Following 3Q02 credit actions period-end telecom portfolio (excluding held for sale) of $3.7 billion of exposure, including $1.0 billion outstanding

•	— 64% of exposure investment grade rated or equivalent

•	— Portfolio includes $315 million of emerging telecom exposure with $148 million outstanding

•	Since September 30, telecom exposure reduced by an additional $400 million

(See Appendix, pages 32-33 for further detail)

Page-15

Wachovia 3Q02 Quarterly Earnings Report

Merger Integration Update

Merger Integration Metrics

	2002					Total as a % of Goal			Run Rate (b)	Run Rate as a % of Goal
	3Q	2Q	1Q	2001	Total		Goal
	(In millions)
Annual expense efficiencies (a)	$155	167	150	86	472	53%	$890		620	70%
One-time charges	$121	155	75	319	670	44	$1,525	(c)

Position reductions (d)	1,702	114	1,209	1,905	4,930	70	7,000
Branch consolidations	—	—	—	—	—	—%	250- 300
* Gallup survey

	2002			2001	2003-2004
	3Q	2Q	1Q	Avg.	Target Range
						7=Extremely Satisfied
Customer overall satisfaction scores*	6.47	6.38	6.37	6.32	6.32 to 6.40	1=Extremely Dissatisfied
New/Lost ratio (e)	1.0	1.1			≥1.0

(a)
Expense efficiencies calculated from annualized combined 4Q00 base (excluding commissions, incentives, amortization and restructuring or merger costs) grown at a rate of 3%. The total column represents YTD 2002.

(b)	Most recent quarter annualized. During 2002 additional merger efficiencies will be realized and additional merger costs incurred. Expected net merger expense efficiencies of $490 million in 2002.
(c)	Includes $75 million of unanticipated costs associated with hostile takeover attempt.
(d)
Represents change in FTE position from pro forma combined December 31, 2000, base of 85,885 and excludes divested businesses and the impact of strategic repositioning. 2001 total includes 452 of pre-close position reductions.

(e)
New core General Bank retail and small business households gained divided by core households lost. Core households exclude single-service credit card, mortgage and trust households and out of footprint households. 3Q02 represents two months ended August 2002.

Key Points

3Q02 Achievements

•	Jacksonville data center move completed

•	47% of major system-related activities and integration events completed including:
–	GBG sales referral and lead system deployed
–	Common retail deposit product menu rolled out to customer base
–	Florida teller system and branch PC automation deployment completed
–	ACH systems converted (processes an average of 63 million items totaling an average of $250 billion per month)
–	CMG conversion and branding as Wachovia Securities completed
–	CIB systems conversion (excluding loan syndications system) and branding as Wachovia Securities completed

•	Voluntary employee attrition YTD remains low at 14.3% versus 2001 levels of 18.1%

•	Over 840,000 of 1.5 million scheduled product and system training hours completed YTD

•	Licensed and trained 439 series 6 & 63 sales reps YTD in former Wachovia branches

4Q02 Activities

•	Florida branding change and deposit system conversion in mid-November

•	Begin Georgia systems conversion testing

•	Commercial loan system conversion

•	Launch newly branded, consolidated website

(See Appendix, pages 34-36 for further detail)

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Wachovia 3Q02 Quarterly Earnings Report

Merger Integration: On Track

Event / Conversion Name	Target Date	Completed on Time
Dallas Lockbox Migration	Jul. 2002	✓
Personal Trust System Conversion	Jul. 2002	✓
Reissue Legacy Wachovia Florida ATM Cards	Jul. 2002	✓
Tennessee Branch Closed	Jul. 2002	✓
Corporate and Investment Banking Safekeeping Conversion	Jul. 2002	✓
Retail Consumer Loans—New Originations	Jul. 2002	✓
Corporate Intranet Web Site	Jul. 2002	✓
Data Center Consolidation—Jacksonville to Winston-Salem	Jul. 2002	✓
Leveraged Finance Asset-Based Lending Conversion	Jul. 2002	✓
Capital Management Group	Jul. 2002	✓
Employee Benefits/401(k) Conversion	Jul. 2002	✓
Common Retail Product Pricing/Naming Conversion	Aug. 2002	✓
Deposit Merger Enhancement Code Migrated to Production	Aug. 2002	✓
Business Banking Automatic Transfer Conversion	Aug. 2002	✓
Community Banking—First Contact	Aug. 2002	✓
Checkcard Monthly Fee Waiver	Aug. 2002	✓
Automated Clearinghouse (ACH) Conversion	Aug. 2002	✓
Maximize Service Delivery Enhancements Release #1	Aug. 2002	✓
Florida Conversion Readiness Review	Aug. 2002	✓
Corporate and Investment Bank—Real Estate and Financial Services Commercial Paper Conduit	Aug. 2002	✓
Interim Mortgage Servicing Migration to Raleigh	Sept. 2002	✓
Commercial New Product Rollout	Sept. 2002	✓
Merchant Credit Card Conversion	Sept. 2002	✓
Small Business Loan Originations Conversion Phase 2	Sept. 2002	✓
Commercial Credit Card Conversion	Sept. 2002	✓
ATM Machine Hardware Conversion	Sept. 2002	✓
Retail Consumer Loans Upgrade	Sept. 2002	✓
Web Bill Payment Platform Conversion	Sept. 2002	✓
PCs Deployment in Florida Financial Centers	Sept. 2002	✓

Page-17

Wachovia 3Q02 Quarterly Earnings Report

Summary 3Q02-Wachovia on Track

•	Net interest margin remained relatively stable

•	Fee and other income effected by difficult July and August market environment

•	Continued risk reduction strategies, reducing telecom exposure and mitigating future legal costs

•	Nonperforming loans down 2%

•	Low-cost core deposit growth up 16% annualized

•	Improved Tier 1 capital ratio 27 bps to 8.10%

•	Merger integration on track and progressing well

2002 Outlook

•	4Q02 net interest margins should decline by 7 to 10 bps

•	Revenues expected to rebound from depressed 3Q levels

•	Expenses projected to remain flat

•	Average loans (excluding securitizations/sales) expected increase slightly

•	NPAs should be flat to slightly down

•	Full year 2002 net charge-offs expected to be at the mid-to-high end of 60 to 80 bps range

•	Tier 1 capital expected to continue to build

•	Dividend payout ratio target of 30—35% of cash earnings remains

•	Average diluted shares down about 12 million in 4Q02 due to scheduled settlement of certain equity forward and forward purchase contracts

•	4Q02 base effective tax rate of 31.3%; reported tax rate substantially lower due to remaining previously disclosed benefit to be used for further risk reduction strategies

Page-18

Wachovia 3Q02 Quarterly Earnings Report

Appendix

Wachovia 3Q02 Quarterly Earnings Report

Summary Operating Results

3Q02 results reflect a significantly lower tax provision, resulting primarily from recognition of a tax benefit related to our investment in The Money Store (TMS). In June 2000, we recorded a $1.8 billion write-down for impairment of goodwill to reflect the lower fair value of our investment in TMS for financial reporting purposes but did not reflect any related tax benefit. TMS issued preferred stock to unrelated third parties in the third quarter of 2002, resulting in the recognition of a tax benefit related to a loss on our investment in TMS.

3Q02 included year-to-date tax benefits of $218 million ($330 million pre-tax equivalent) that were fully offset by proactive risk reduction strategies including credit and legal actions taken in the quarter. It is anticipated that our 4Q02 tax expense will be reduced by an amount in excess of $90 million (after-tax) and that this benefit will also be utilized to further reduce risk.

Our income tax expense for the three months and the nine months ended September 30, 2002, was $100 million and $976 million, respectively, representing effective tax rates of 9.2% and 25.6% on operating earnings.

In 3Q02, we adopted the fair value method of accounting for stock options effective for grants made during 2002. Under this method, expense is measured as the fair value of the stock options as of the grant date and the expense is recognized evenly over the vesting period. The 3Q02 financial impact of new options awarded in 2002 was $13 million after-tax, or $0.01 per share. Additionally, 2Q02 reported, operating, and cash operating earnings have been recast to reflect a $13 million after-tax impact of this adoption. The impact of the 2002 grant will be recorded over the three-year vesting period. In addition, the impact of the 2003 and 2004 grants, if stock awards are granted, will be recorded over the vesting periods.

Assuming we were to continue our stock option grants at comparable levels for the next four years and assuming all fair value and vesting assumptions remain unchanged, the after-tax impact on net income available to common stockholders and diluted earnings per share would be approximately $87 million, and $0.06, respectively in 2003; $137 million and $0.10, respectively, in 2004; and $150 million and $0.11, respectively, in 2005. The impact in 2005 represents the ongoing annual impact, assuming we were to continue at current levels.

Net Interest Income

Interest Income Summary

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In millions)
Average earning assets	$255,789	254,424	255,488	259,884	219,672	1%
Average interest-bearing liabilities	224,170	223,812	227,365	231,742	198,307	—

Interest income (Tax-equivalent)	3,966	3,948	3,954	4,363	3,988	—
Interest expense	1,446	1,433	1,477	1,879	2,014	1

Net interest income (Tax-equivalent)	$2,520	2,515	2,477	2,484	1,974	—%

Rate earned	6.17%	6.22	6.24	6.68	7.23	—
Equivalent rate paid	2.24	2.26	2.34	2.87	3.65	—

Net interest margin	3.93%	3.96	3.90	3.81	3.58	—

Net interest income was essentially flat vs. 2Q02, as higher net earning assets were offset by narrower margins. Net interest margin of 3.93% decreased 3 bps vs. 2Q02. The decline was driven by refinancings and prepayments associated with a flattening of the yield curve which has narrowed spreads.

In order to maintain our targeted interest rate risk profile, derivative positions are used to hedge the repricing risk inherent in balance sheet positions. The contribution of hedge-related derivatives, primarily on fixed-rate debt, fixed rate consumer deposits, and floating rate loans, offsets effects on income from balance sheet positions. In 3Q02, net hedge-related derivative income contributed 38 bps to the net interest margin vs. 39 bps in 2Q02.

Page-19

Wachovia 3Q02 Quarterly Earnings Report

Average loans were down 2% vs. 2Q02. Average commercial loans were down 2% due to lower loan demand and credit facilities usage. Average consumer loans were down 3%, or $1.7 billion, due to an average $1.3 billion in sales, securitizations and transfers. Excluding these factors, consumer loans were down 1%. Significant factors affecting the consumer loan average included $2.4 billion of mortgages securitized into agency and other mortgage-backed securities on September 1 and $980 million securitized on May 1. Student loans transferred from held for sale to the loan portfolio increased the average by $334 million. Miscellaneous consumer loan sales and securitizations reduced average loans by $421 million. An additional factor was an average of $129 million in planned runoff in the indirect auto loan and lease portfolio. Remaining auto lease balances total $36 million. (See Table on Page 5)

Average core deposits increased 2% vs. 2Q02, due to continued strong low-cost core deposit growth (up 4%) offset by CD runoff. Customer preferences for liquidity in this environment have also contributed to the increase. Average demand deposits, money market, interest checking and savings grew a combined $3.6 billion, while average time deposits declined by $927 million as a result of the rate environment and lower funding requirements. Foreign and other time deposits declined $790 million, or 6%, vs. 2Q02, as we continue to shift toward lower cost funding sources. (See Table on Page 5)

The following table provides additional period-end balance sheet data.

Period-End Balance Sheet Data

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In millions)
Commercial loans, net	$101,931	102,780	104,883	106,308	107,673	(1)%
Consumer loans, net	55,611	56,020	57,411	57,493	62,007	(1)

Loans, net	157,542	158,800	162,294	163,801	169,680	(1)

Goodwill and other intangible assets
Goodwill	10,810	10,728	10,728	10,616	10,496	1
Deposit base	1,363	1,508	1,661	1,822	2,433	(10)
Customer relationships	222	229	237	244	8	(3)
Tradename	90	90	90	90	—	—
Total assets	333,880	324,679	319,853	330,452	325,897	3
Core deposits	173,697	166,779	165,759	169,310	158,564	4
Total deposits	187,785	180,663	180,033	187,453	180,549	4
Stockholders’ equity	$32,105	30,379	28,785	28,455	28,506	6%

Memorandum: unrealized gains/losses (Before taxes)
Securities, net	$2,589	1,322	299	691	1,316
Risk management derivative financial instruments, net	2,210	844	(170)	204	1,593

Total	$4,799	2,166	129	895	2,909

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Wachovia 3Q02 Quarterly Earnings Report

Fee and Other Income

(See Table on Page 6)

Fee and other income decreased 10% vs. 2Q02, primarily the result of lower commission and asset management income. Trading losses of $71 million were offset by securities gains of $71 million. Fees represented 43% of total revenue in 3Q02 vs. 46% in 2Q02.

Service charges and fees increased slightly from 2Q02. Service charge growth of 3% was offset by lower banking service fees.

Commissions declined 5% from 2Q02 levels, as lower revenues from equity products were partially offset by continued strong sales of annuity products.

Fiduciary and asset management fees were down 8% vs. 2Q02, reflecting lower asset valuations. Modestly positive fund flows offset lower asset valuations in asset management and Wealth Management. Mutual fund assets of $107 billion were down 2% from 2Q02 on lower equity valuations.

Advisory, underwriting and other investment banking fees declined 68% from 2Q02 levels due primarily to trading losses of $71 million compared to trading profits of $33 million in 2Q02. 2Q02 results also included a $42 million gain related to the securitization of assets from one of our conduits. Fees were down $7 million, or 5% excluding these factors, reflecting weak markets.

Principal investing recorded net losses of $29 million compared to net losses of $42 million in 2Q02.

Other income decreased $21 million vs. 2Q02. 3Q02 mortgage sales and securitization income of $44 million was flat compared to 2Q02. Home equity sale and securitization income was $42 million in 3Q02 vs. $19 million in 2Q02. Net losses from market valuation adjustments on and sales of loans held for sale were $9 million in 3Q02 vs. gains of $28 million in 2Q02. Tax credit-related amortization decreased to $13 million from $24 million in 2Q02. Net security gains were $71 million in 3Q02 vs. $58 million in 2Q02, including $40 million in impairment losses in each quarter’s results.

Noninterest Expense

(See Table on Page 7)

Noninterest expense increased 2% vs. 2Q02, as increased expenses related to accelerated legal resolutions and additions to legal reserves offsett declines in most other expense categories. Salaries and employee benefits expenses declined 5% vs. 2Q02 driven primarily by lower incentive expense on lower revenue production. Sundry expense increased $123 million, primarily due to the aforementioned higher legal expenses. Other expenses were up 3% in aggregate. Intangibles amortization was $152 million in 3Q02 vs. $161 million in 2Q02. $145 million of amortization expense represents amortization of deposit base intangibles and $7 million represents amortization of other intangibles.

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Wachovia 3Q02 Quarterly Earnings Report

General Bank

This segment consists of the Retail and Small Business, and Commercial operations.

(See Table on Page 9)

Retail and Small Business

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Educaid and other retail businesses.

Retail and Small Business

Performance Summary

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In milions)
Income statement data
Net interest income (Tax-equivalent)	$1,371	1,359	1,309	1,306	1,053	1%
Fee and other income	459	448	427	513	392	2
Intersegment revenue	19	22	23	25	21	(14)

Total revenue (Tax-equivalent)	1,849	1,829	1,759	1,844	1,466	1
Provision for loan losses	87	74	76	92	72	18
Noninterest expense	1,095	1,081	1,054	1,082	899	1
Income taxes (Tax-equivalent)	242	246	230	245	173	(2)

Operating earnings	$425	428	399	425	322	(1)%

Performance and other data
Economic profit	$335	335	312	338	245	—%
Risk adjusted return on capital (RAROC)	49.74%	50.53	49.15	52.24	44.77	—
Economic capital, average	$3,435	3,394	3,323	3,332	2,967	1
Cash overhead efficiency ratio	59.13%	59.12	59.92	58.69	60.75	—
Average loans, net	$61,860	60,593	58,088	56,668	47,625	2
Average core deposits	$125,174	124,515	121,998	120,686	98,847	1%

Net interest income increased 1% over 2Q02. The improvement was driven by growth in prime equity lines, mortgages, and small business. Average core deposits were up 1%, as low-cost core deposits continued to show strong growth of 3%, especially in Money Market, and Interest Checking, while CDs fell 3%. Spreads were benefited by growth in lower cost funding; this was offset by a 193 bp margin reduction in the $3.1 billion government guaranteed Educaid portfolio, the result of annual rate repricing.

Fee and other income rose 2%, primarily due to strong mortgage banking origination fees and an additional day in the quarter. 3Q02 mortgage results included $4 million in net gains on $3.2 billion in mortgage deliveries to agencies/private investors and $14 million in gains on flow servicing sales. 2Q02 mortgage results included $7 million in gains on $3.4 billion in mortgage deliveries and $14 million in gains on flow servicing sales. There were no gains on home equity loan sales related to Wachovia Home Equity Bank in 3Q02, compared to $2 million in gains in 2Q02.

Provision expense rose 18% largely due to a $10 million loss on the sale of $52 million of NPAs.

Expenses rose 1%, primarily due to higher variable compensation and legal reserves, as well as increased technology and operations related to the Financial Centers.

Page-22

Wachovia 3Q02 Quarterly Earnings Report

Retail Loan Production

Retail and Small Business

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In millions)
Loan volume
Consumer direct	$1,861	1,887	1,977	1,842	1,370	(1)%
Prime equity lines	4,539	4,534	4,478	3,837	2,858	—
Wachovia Home Equity	916	746	2,007	1,416	1,447	23
Wachovia Mortgage Corporation	5,138	4,308	5,275	6,658	4,279	19
Other	2,540	2,226	1,995	2,278	1,424	14

Total loan volume	$14,994	13,701	15,732	16,031	11,378	9%

Average loans
Consumer direct	$16,908	17,103	16,456	15,444	13,701	(1)%
Prime equity lines	16,851	15,485	14,135	13,171	10,809	9
Wachovia Home Equity	11,430	11,746	11,280	11,910	12,013	(3)
Wachovia Mortgage Corporation	406	384	383	385	404	6
Other	16,265	15,875	15,834	15,758	10,698	2

Total average loans	$61,860	60,593	58,088	56,668	47,625	2%

Loan volume increased 9% due to strength in mortgage loan growth. Big Three loans (consumer direct, prime equity lines and small business) had a 2% decrease from 2Q02. In 2Q02, we consolidated the broker origination platform with that of Wachovia Mortgage Corporation and expect Wachovia Home Equity to generate $1 billion for the remainder of 2002.

Average retail loan outstandings increased 2%, primarily in prime equity lines, more than offsetting declines in consumer direct and home equity.

Firstunion.com/Wachovia.com

firstunion.com/wachovia.com

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In thousands)
Online customers (Enrollments)
Retail	4,411	4,171	4,235	3,953	3,661	6%
Wholesale	252	228	194	170	149	11

Total customers online (Enrollments)	4,663	4,399	4,429	4,123	3,810	6
Retail enrollments per quarter	264	305	341	344	310	(13)

Dollar value of transactions (In billions)	$11.5	11.6	10.4	10.9	7.8	(1)%

Wachovia Contact Center

Wachovia Contact Center Metrics

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	First Quarter	vs 2 Q 02
	(In millions)
Customer calls to
Person	8.9	8.6	8.9	7.5	8.8	3%
Voice response unit	34.8	34.8	36.7	23.2	27.9	—

Total calls	43.7	43.4	45.6	30.7	36.7	1

% of calls handled in 30 seconds or less (Target 70%)	79%	83	75	79	84	—%

Page-23

Wachovia 3Q02 Quarterly Earnings Report

Commercial

This sub-segment includes middle-market Commercial, Commercial Real Estate and Government Banking.

Commercial

Performance Summary

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$359	354	335	333	223	1%
Fee and other income	60	60	71	65	42	—
Intersegment revenue	19	20	17	20	14	(5)

Total revenue (Tax-equivalent)	438	434	423	418	279	1
Provision for loan losses	27	24	39	38	25	13
Noninterest expense	161	150	152	157	116	7
Income taxes (Tax-equivalent)	92	95	84	81	49	(3)

Operating earnings	$158	165	148	142	89	(4)%

Performance and other data
Economic profit	$80	81	78	73	44	(1)%
Risk adjusted return on capital (RAROC)	26.20%	26.10	25.91	26.38	25.20	—
Economic capital, average	$2,084	2,160	2,116	2,012	1,331	(4)
Cash overhead efficiency ratio	36.90%	34.65	35.83	37.50	41.28	—
Average loans, net	$39,542	40,239	39,945	40,336	28,758	(2)
Average core deposits	$16,686	15,134	14,081	13,289	10,794	10%

Net interest income grew 1% due to 10% growth in core deposits, driven by a consistent focus on relationship banking. Average loans fell 2%, the result of continued weak loan demand among commercial borrowers.

Fee and other income remained stable at $60 million. 3Q02 results included $4 million in gains on commercial loan sales.

Expenses increased 7% due to increases in incentive compensation and other variable costs, as well as increases related to technology and operations expenses.

Page-24

Wachovia 3Q02 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

(See Table on Page 10)

Asset Management

This sub-segment consists of the mutual fund business, customized investment advisory services and corporate and institutional trust services.

Asset Management

Performance Summary

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$5	1	(1)	(1)	(3)	—%
Fee and other income	221	230	237	238	206	(4)
Intersegment revenue	(2)	(1)	—	—	(1)	—

Total revenue (Tax-equivalent)	224	230	236	237	202	(3)
Provision for loan losses	—	—	—	—	—	—
Noninterest expense	166	166	166	163	151	—
Income taxes (Tax-equivalent)	21	23	26	26	18	(9)

Operating earnings	$37	41	44	48	33	(10)%

Performance and other data
Economic profit	$33	38	40	43	30	(13)%
Risk adjusted return on capital (RAROC)	111.91%	124.50	130.88	137.62	122.40	—
Economic capital, average	$130	132	137	136	108	(2)
Cash overhead efficiency ratio	74.14%	72.06	70.56	68.65	74.77	—
Average loans, net	$175	184	164	335	268	(5)
Average core deposits	$1,116	1,162	1,199	1,430	1,442	(4)%

Fee and other income declined 4%, as strong flows into fixed income funds helped offset the effects of declining equity markets.

Expenses were flat compared to 2Q02 levels due to a continued focus on expense control.

Mutual Funds

	2002						2001				3 Q 02 vs 2 Q 02
	Third Quarter		Second Quarter		First Quarter		Fourth Quarter		Third Quarter
	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix
	(In billions)
Assets under management
Money market	$68	64%	$69	64%	$64	60%	$64	62%	$63	62%	(1)%
Equity	17	16	21	19	24	23	24	23	23	22	(19)
Fixed income	22	20	19	17	18	17	16	15	16	16	16

Total mutual fund assets	$107	100%	$109	100%	$106	100%	$104	100%	$102	100%	(2)%

Record net fluctuating fund sales of $1.5 billion, driven by strong fixed income fund sales, led the net overall mutual fund sales of $619 million during the quarter.

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Wachovia 3Q02 Quarterly Earnings Report

Retail Brokerage Services

This sub-segment includes Retail Brokerage and Insurance Services.

Retail Brokerage Services

Performance Summary

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$41	43	44	46	43	(5)%
Fee and other income	515	564	552	552	460	(9)
Intersegment revenue	(17)	(20)	(17)	(17)	(19)	15

Total revenue (Tax-equivalent)	539	587	579	581	484	(8)
Provision for loan losses	—	—	—	—	—	—
Noninterest expense	470	514	523	518	435	(9)
Income taxes (Tax-equivalent)	26	27	20	26	15	(4)

Operating earnings	$43	46	36	37	34	(7)%

Performance and other data
Economic profit	$30	30	22	23	17	—%
Risk adjusted return on capital (RAROC)	34.91%	33.75	26.28	28.52	25.87	—
Economic capital, average	$498	546	549	541	506	(9)
Cash overhead efficiency ratio	87.20%	87.65	90.32	89.44	89.62	—
Average loans, net	$2	2	2	2	1	—
Average core deposits	$198	107	99	75	93	85%

Net interest income was down 5% primarily due to a decline in margin loan balances of 17%.

Fee and other income declined 9%, reflecting the weak market environment partially offset by solid annuity sales of $1.5 billion.

Expenses dropped 9% driven by a reduction in variable expenses related to lower volumes and continued focus on expense control.

Retail Brokerage Metrics

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(Dollars in millions)
Broker client assets	$240,100	258,200	274,600	274,300	257,900	(7)%
Margin loans	$2,550	3,090	3,206	3,244	3,192	(17)

Licensed sales force
Full-service financial advisors	4,821	4,862	4,974	5,134	5,214	(1)
Financial center series 6	3,278	3,182	3,126	2,838	2,931	3

Total sales force	8,099	8,044	8,100	7,972	8,145	1%

Broker client assets declined due to the effects of the declining equities markets, although the number of brokerage accounts held steady at 2Q02 levels of 3.4 million.

Capital Management Eliminations

In addition to the above sub-segments, Capital Management results include eliminations among business units. Certain brokerage commissions earned on mutual fund sales by our brokerage sales force are eliminated and deferred in the consolidation of Capital Management reported results. In 3Q02, brokerage revenue and expense eliminations were $11 million and $13 million, respectively, and had no material effect on this segment’s earnings.

Page-26

Wachovia 3Q02 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management
Performance Summary

	2002			2001		3 Q 02 vs 2 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$101	99	96	93	62	2%
Fee and other income	126	142	140	136	99	(11)
Intersegment revenue	1	2	1	1	—	(50)

Total revenue (Tax-equivalent)	228	243	237	230	161	(6)
Provision for loan losses	3	7	1	4	2	(57)
Noninterest expense	163	166	168	161	114	(2)
Income taxes (Tax-equivalent)	23	25	25	23	16	(8)

Operating earnings	$39	45	43	42	29	(13)%

Performance and other data
Economic profit	$27	35	31	31	22	(23)%
Risk adjusted return on capital (RAROC)	42.47%	52.69	48.81	50.65	52.92	—
Economic capital, average	$345	338	330	318	212	2
Cash overhead efficiency ratio	71.41%	68.42	70.86	69.57	70.65	—
Average loans, net	$8,854	8,632	8,400	8,148	5,680	3
Average core deposits	$10,006	9,879	9,896	9,431	7,313	1%

Wealth Management Key Metrics (a)

	2002			2001		3 Q 02 vs 2 Q0 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(Dollars in millions)
Assets under management (b)	$67,400	71,900	75,700	77,100	77,500	(6)%
Assets under care	27,900	31,400	24,900	25,000	23,700	(11)
Client relationships (Actual)	80,050	79,100	78,100	78,050	78,050	1
Wealth Management advisors (Actual)	956	966	984	983	983	(1)%

(a)	Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units.
Future restatements may occur as relationships are moved to channels that best meet client needs.
(b)	These assets are managed by and reported in Capital Management.

Net interest income increased 2% versus 2Q02. This increase was related to a 3% rise in both consumer and commercial loans as well as a 1% increase in core deposits, driven by a rise in money market account balances.

Fee and other income declined 11% from 2Q02. The decline was due to a reduction in insurance commissions income following a strong second quarter and reduced personal trust fees resulting from lower asset valuations.

Expenses decreased 2% versus 2Q02, driven largely by a decline in incentive compensation.

Page-27

Wachovia 3Q02 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Banking, Investment Banking and Principal Investing.

(See Table on Page 12)

	2002			2001		3 Q 02 vs 2 Q 02
Corporate and Investment Bank Total Revenue	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Corporate banking	$734	699	710	699	551	5%

Investment banking
Agency	152	206	192	216	117	(26)
Fixed income	88	209	261	183	207	(58)
Affordable housing (AH)	15	11	14	26	8	36

Total investment banking	255	426	467	425	332	(40)

Principal investing	(30)	(41)	(90)	(18)	(594)	27

Intersegment revenue	(20)	(24)	(18)	(19)	(16)	(17)

Total revenue	$939	1,060	1,069	1,087	273	(11)%

Memoranda
Trading account profits (Included above)	$(64)	34	121	43	66	—%

Corporate Banking

This sub-segment includes Large Corporate Lending, Treasury Management, Commercial Leasing and Rail, and International.

	2002			2001		3 Q 02 vs 2 Q 02
Corporate Banking Performance Summary	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$432	419	439	491	365	3%
Fee and other income	302	280	271	208	186	8
Intersegment revenue	(13)	(16)	(13)	(14)	(10)	19

Total revenue (Tax-equivalent)	721	683	697	685	541	6
Provision for loan losses	318	293	222	248	125	9
Noninterest expense	270	266	267	295	248	2
Income taxes (Tax-equivalent)	52	48	79	55	58	8

Operating earnings	$81	76	129	87	110	7%

Performance and other data
Economic profit	$83	60	58	11	31	38%
Risk adjusted return on capital (RAROC)	17.77%	15.74	15.35	12.76	15.10	—
Economic capital, average	$4,901	5,054	5,395	5,734	3,975	(3)
Cash overhead efficiency ratio	37.50%	38.97	38.28	43.20	45.59	—
Average loans, net	$37,118	38,205	39,689	42,307	38,082	(3)
Average core deposits	$10,101	9,619	9,875	9,784	7,925	5%

Net interest income increased 3% due to higher margin fees and deposit growth. Loan outstandings declined $1.1 billion due to continued reduction in credit facility usage and cancellations/reduction of loan facilities by large borrowers. Deposits increased 5%.

Fee and other income grew 8%, due to trading gains of $15 million; primarily on purchased credit default swaps, as well as higher leasing income.

Provision expense in 3Q02 included $199 million relating to $703 million of exposure, primarily telecom, that was moved to held for sale. The loans were marked to a carrying value of 46% of par.

Expenses increased 2% reflecting revenue growth and expense control.

	2002			2001		3 Q 02 vs 2 Q 02
Corporate Banking Fees	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Lending/Treasury services	$180	167	162	93	82	8%
Leasing	45	39	41	45	40	15
International/Treasury services	77	74	68	70	64	4

Corporate banking fees	$302	280	271	208	186	8%

Page-28

Wachovia 3Q02 Quarterly Earnings Report

Investment Banking

This sub-segment includes Equity Capital Markets, Loan Syndications, High Yield Debt, M&A, Fixed Income Sales and Trading, Municipal Group, Foreign Exchange, Derivatives, Equity Derivatives, Structured Products, Real Estate Capital Markets and Asset Securitization.

Investment Banking

Performance Summary

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$180	169	150	193	151	7%
Fee and other income	75	257	317	232	181	(71)
Intersegment revenue	(7)	(8)	(5)	(5)	(6)	13

Total revenue (Tax-equivalent)	248	418	462	420	326	(41)
Provision for loan losses	(1)	—	—	6	1	—
Noninterest expense	233	249	248	248	228	(6)
Income taxes (Tax-equivalent)	5	63	77	62	32	(92)

Operating earnings	$11	106	137	104	65	(90)%

Performance and other data
Economic profit	$(16)	71	100	66	34	—%
Risk adjusted return on capital (RAROC)	5.69%	32.92	41.37	30.52	25.39	—
Economic capital, average	$1,283	1,311	1,335	1,417	1,012	(2)
Cash overhead efficiency ratio	93.19%	59.76	53.69	58.98	69.96	—
Average loans, net	$3,132	3,375	3,653	3,887	3,969	(7)
Average core deposits	$2,731	2,588	2,883	2,841	2,554	6%

Net interest income increased 7%, primarily due to higher spreads in fixed income offset by modestly lower loan balances. Deposits increased 6%, the result of increased balances in commercial mortgage servicing.

Fee and other income declined 71%. The decline was fueled by trading losses of $79 million compared to gains of $34 million in 2Q02, due to poor results in fixed income sales and trading, equity derivatives and interest rate derivatives. Agency business results were depressed by $37 million of market valuation adjustments in loan syndications. Bond securities losses were $17 million in high yield and fixed income compared to $9 million in 2Q02. Excluding the above, underlying results were down 10% due to weak markets, driven by lower deal volume in syndications, equity capital markets, and convertible bond underwriting.

Expenses declined 6% on lower deal volumes and trading results.

Investment Banking Fees

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In millions)
Agency	$90	149	137	142	57	(40)%
Fixed income	(33)	95	163	61	113	—
Affordable housing (AH)	18	13	17	29	11	38

Investment banking fees	$75	257	317	232	181	(71)%

Page-29

Wachovia 3Q02 Quarterly Earnings Report

Principal Investing

This sub-segment includes the public equity, private equity, and mezzanine portfolios, and fund investment activities.

Principal Investing

Performance Summary

	2002			2001		3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	vs 2 Q 02
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$(1)	1	—	3	(9)	—%
Fee and other income	(29)	(42)	(90)	(21)	(585)	31
Intersegment revenue	—	—	—	—	—	—

Total revenue (Tax-equivalent)	(30)	(41)	(90)	(18)	(594)	27
Provision for loan losses	—	—	—	—	—	—
Noninterest expense	5	6	6	7	9	17
Income taxes (Tax-equivalent)	(12)	(18)	(35)	(9)	(220)	33

Operating earnings	$(23)	(29)	(61)	(16)	(383)	21%

Performance and other data
Economic profit	$(50)	(57)	(90)	(50)	(424)	12%
Risk adjusted return on capital (RAROC)	(9.57)%	(11.69)	(23.02)	(5.43)	(113.43)	—
Economic capital, average	$961	1,007	1,073	1,137	1,341	(5)
Cash overhead efficiency ratio	n/m %	n/m	n/m	n/m	n/m	—
Average loans, net	$—	—	—	41	18	—
Average core deposits	$—	—	—	—	—	—%

Principal investing net losses were $29 million in 3Q02 compared to $42 million in 2Q02.

The carrying value of the principal investing portfolio at the end of 3Q02 and at the end of 2Q02 was $2.2 billion. The portfolio at the end of 3Q02 was invested as follows: 57% direct investments (45% direct equity, 12% mezzanine) and 43% fund investments.

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Wachovia 3Q02 Quarterly Earnings Report

Parent

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, businesses being wound down or divested, and goodwill and intangibles amortization.

Parent	2002			2001		3 Q 02 vs 2 Q 02
Performance Summary	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	(In millions)
Income statement data
Net interest income (Tax-equivalent)	$31	69	104	19	87	(55)%
Fee and other income	172	182	113	145	69	(5)
Intersegment revenue	(1)	(1)	(6)	(8)	(2)	—

Total revenue (Tax-equivalent)	202	250	211	156	154	(19)
Provision for loan losses	1	(1)	1	(7)	19	—
Noninterest expense	288	196	206	323	122	47
Income taxes (Tax-equivalent)	(296)	(9)	(27)	(87)	14	—

Operating earnings	$209	64	31	(73)	(1)	—%

Performance and other data
Economic profit	$234	94	61	18	34	—%
Risk adjusted return on capital (RAROC)	49.61%	26.08	20.75	14.80	18.66	—
Economic capital, average	$2,396	2,493	2,572	2,474	1,961	(4)
Cash overhead efficiency ratio	67.24%	13.83	18.29	45.75	9.82	—
Average loans, net	$993	3,855	7,123	11,115	8,625	(74)
Average core deposits	$1,440	1,777	2,781	3,507	2,527	(19)%

Net interest income decreased $38 million vs. 2Q02. The decrease was largely due to reduced hedging income and narrowing margins. Loans declined $2.9 billion. During the quarter we securitized $2.0 billion of mortgages and retained $1.7 billion in available for sale securities. Additionally, we securitized and retained $326 million of mortgages into agency securities. The indirect and lease portfolio declined $129 million and now stands at $36 million. Core deposits declined by $337 million.

Fee and other income declined $10 million vs. 2Q02. Securities gains of $89 million compared with $65 million in 2Q02. Mortgage and home equity securitization income of $68 million compared to $41 million in 2Q02. Trading losses of $7 million compared to a $1 million loss in 2Q02. 2Q02 included $42 million related to the securitization of assets from one of our conduits.

Expenses increased $92 million vs. 2Q02, primarily the result of the resolution of several lawsuits and additions to legal reserves, partially offset by $8 million in lower intangibles amortization. Expenses in 3Q02 and 2Q02 included stock option expense, which totaled $19 million in each quarter.

Page-31

Wachovia 3Q02 Quarterly Earnings Report

Asset Quality

(See Table on Page 13)

Net loan losses in the loan portfolio decreased 40% to $224 million, lowering the net charge-off ratio to 0.59% of average net loans from 0.97% in 2Q02. Gross charge-offs were $259 million offset by $35 million in recoveries.

Provision for loan losses exceeded net charge-offs by $211 million for the quarter which represents the incremental provision related to the transfer to loans held for sale of $467 million of largely telecom loans, $58 million of home equity loans and the sale of $70 million of commercial loans.

Allowance for loan losses of $2.8 billion, or 1.81% of net loans, declined by $104 million from 2Q02. The decline was related to $315 million in allowance associated with loans that were transferred to held for sale or sold.

The allowance to nonperforming loans ratio remained stable at 163%, while the allowance to nonperforming assets ratio (excluding NPAs in loans held for sale) decreased slightly to 149% from the prior quarter’s 150%.

Nonperforming Loans

(See Table on Page 14)

Nonperforming loans in the loan portfolio decreased 3% or by $54 million on a linked quarter basis to $1.8 billion. Total nonperforming assets decreased 2% to $2 billion.

New inflows to the commercial nonaccrual portfolio decreased to $528 million compared to the prior quarter’s $721 million. Payments reduced nonperforming commercial loan balances by $214 million, or 13% of 2Q02 nonperforming commercial loan balances. In the quarter, $11 million in nonperforming consumer loans and $31 million of nonperforming commercial loans were sold.

Loans Held For Sale

(See Table on Page 15)

In 3Q02, a net $7.2 billion of loans were originated for sale representing core business activity. Additionally we transferred back to the loan portfolio $3.6 billion of student loans.

We sold or securitized a total of $6.8 billion of loans out of the loans held for sale portfolio, $76 million of commercial loans and $6.7 billion of consumer loans in connection with core business activity. Included in this activity were PEL securitizations of $3.4 billion of which we retained $2.2 billion of securities. Of the loans sold, $30 million were nonperforming.

Additionally as a part of our ongoing portfolio management activities we transferred a net $1.9 billion of loans to held for sale during the quarter, including $1.4 billion of consumer home equity loans. In connection with our 3Q02 risk mitigation strategy we proactively moved $467 million of largely telecom loans and $236 million of unfunded commitments and marked them to the lower of cost or market value of 46% of par. During the quarter we also sold $43 million of loans, $30 million of which were nonperforming.

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Wachovia 3Q02 Quarterly Earnings Report

The following table provides additional information related to direct loan sale and securitization activity and the types of loans transferred to loans held for sale. In 3Q02 we swapped a total $2.4 billion of portfolio mortgages into agency-guaranteed mortgage-backed and other securities. We subsequently sold $397 million of these securities (contained in the table below) and retained the balance in securities.

Third Quarter 2002 Loans Securitized or Sold or Transferred to Held for Sale Out of Loan Portfolio

	Balance			Direct Allowance Reduction	Provision to Adjust Value	Inflow as Loans Held For Sale
	Non- performing	Performing	Total			Non- performing	Performing	Total
	(In millions)
Commercial loans	$31	39	70	2	2	—	—	—
Consumer loans	11	397	408	2	—	—	—	—

Loans securitized/sold out of loan portfolio	42	436	478	4	2	—	—	—

Commercial loans	143	324	467	86	199	30	152	182
Consumer loans	58	1,381	1,439	14	10	34	1,381	1,415

Loans transferred to held for sale	201	1,705	1,906	100	209	64	1,533	1,597

Total	$243	2,141	2,384	104	211	64	1,533	1,597

We sold or transferred to held for sale a total of $2.4 billion of loans out of the loan portfolio. These loans included $1.8 billion of consumer loans and $537 million of commercial loans. $2.1 billion of these non-flow loan sales/transfers were performing and $243 million were nonperforming.

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Wachovia 3Q02 Quarterly Earnings Report

Merger Integration Update

Estimated Merger Charges

In connection with the merger, we will record certain merger-related and restructuring charges. These charges will be reflected in our income statement. In addition, we recorded purchase accounting adjustments to reflect former Wachovia’s assets and liabilities at their respective fair values as of September 1, 2001, and to reflect certain exit costs related to the former Wachovia. The purchase accounting adjustments as of 3Q02 are final.

Beginning in 4Q02, all former Wachovia exit costs will be recorded as merger-related and restructuring charges in our income statement.

For the 12-month period following the consummation of the merger, these charges were recorded as purchase accounting adjustments, and accordingly had the effect of increasing goodwill.

At the time of the merger announcement, management indicated that we would incur an estimated $1.45 billion of merger costs. This amount included the merger-related and restructuring charges reflected in the income statement as well as the purchase accounting adjustments for certain exit costs.

The following table indicates our progress compared with the estimated merger charges after adjusting for $75 million in additional charges incurred by both former Wachovia and First Union in conjunction with a hostile takeover bid.

Merger Charges	Net Merger—Related/Restructuring Charges	Exit Cost Purchase Accounting Adjustments(a)	Total
	(In millions)
Total estimated charges	$1,274	251	1,525

Actual charges
2001	$178	141	319
First quarter 2002	(9)	84	75
Second quarter 2002	143	12	155
Third quarter 2002	107	14	121

Total actual charges	$419	251	670

(a)
These adjustments represent incremental costs related to combining the two companies and are specifically attributable to the former Wachovia. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant former Wachovia facilities.

These	adjustments are reflected in goodwill and are not charges against income.

During the quarter, we recorded merger charges totaling $121 million. Total actual charges are the sum of net merger-related and restructuring charges as reported in the following Merger-Related, Restructuring and Other Charges table and Total exit cost purchase accounting adjustments (one-time costs) as detailed in the Goodwill and Other Intangibles Created by the First Union/Wachovia Merger table on the following page.

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Wachovia 3Q02 Quarterly Earnings Report

Merger-Related, Restructuring and Other Charges

Merger-Related, Restructuring and Other Charges

(Income Statement Impact)

	2002			2001
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	(In millions)
Merger-related and restructuring charges
Personnel and employee termination benefits	$14	7	37	47	43
Occupancy and equipment	14	62	41	—	—
Gain on regulatory-mandated branch sales	—	—	(121)	—	—
Contract cancellations and system conversions	49	51	18	—	—
Advertising	18	7	—	—	—
Other	12	16	16	49	39

Total First Union/Wachovia merger-related and restructuring charges	107	143	(9)	96	82

Reversal of previous restructuring charges	—	—	—	(10)	—

Merger-related charges from other mergers	—	—	1	2	3

Net merger-related and restructuring charges	107	143	(8)	88	85

Other charges
Provision for loan losses (a)	—	—	—	—	880
Other charges, net	—	—	—	—	4

Total other charges	—	—	—	—	884

Net merger-related, restructuring and other charges	107	143	(8)	88	969
Income taxes (benefits)	(40)	(54)	3	(25)	(337)

After-tax net merger-related, restructuring and other charges	$67	89	(5)	63	632

(a)
The incremental provision include $330 million related to credit actions of combining the two loan portfolios, which was not included in the original estimate of one-time charges amounting to $1.45 billion and will be excluded from the cumulative amount of reported First Union/Wachovia one-time charges.

In the quarter, we recorded a net $107 million charge in net merger-related and restructuring charges related to the First Union/Wachovia merger. These were principally made up of costs relating to systems conversions and contract cancellation costs, brand advertising costs relating to Wachovia Securities, facilities integration costs and personnel and employee termination benefits.

Goodwill and Other Intangibles

Goodwill and Other Intangibles Created
by the First Union/Wachovia Merger
	2002			2001
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	(In millions)
Purchase price less former Wachovia ending tangible stockholders’ equity as of September 1, 2001	$7,466	7,466	7,466	7,466	7,466

Fair value purchase accounting adjustments (a)
Financial assets	836	836	829	829	747
Premises and equipment	167	167	164	132	146
Employee benefit plans	276	276	276	276	276
Financial liabilities	(13)	(13)	(13)	(13)	(13)
Other, including income taxes	(154)	(165)	(152)	(169)	(144)

Total fair value purchase accounting adjustments	1,112	1,101	1,104	1,055	1,012

Exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	152	151	142	94	43
Occupancy and equipment	85	83	83	—	—
Gain on regulatory-mandated branch sales	(47)	(53)	(53)	—	—
Contract cancellations	8	3	2	2	—
Other	53	53	51	45	22

Total pre-tax exit costs	251	237	225	141	65
Income taxes	(73)	(68)	(67)	(37)	(9)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	178	169	158	104	56

Total purchase intangibles	8,756	8,736	8,728	8,625	8,534
Deposit base intangible (Net of income taxes)	1,194	1,194	1,194	1,194	1,465
Other identifiable intangibles (Net of income taxes)	209	209	209	209	—

Goodwill	$7,353	7,333	7,325	7,222	7,069

(a)
These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities of the former Wachovia to their fair values as of September 1, 2001.

(b)	These adjustments represent incremental costs relating to combining the two organizations which are specifically related to the former Wachovia.

In accordance with purchase accounting, the assets and liabilities of the former Wachovia were recorded at their respective fair values as of September 1, 2001, as if they had been individually purchased in the open market. The premiums and discounts that resulted from the purchase accounting are

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Wachovia 3Q02 Quarterly Earnings Report

accreted/amortized into income/expense over the estimated term of the respective assets and liabilities, much like the purchase of a bond at a premium or discount. This results in a market yield in the income statement for those assets and liabilities. Assuming a stable market environment from the date of purchase, we would expect that as these assets and liabilities mature, they could generally be replaced with instruments of similar yields.

In 3Q02, we recorded certain final refinements to the initial estimates of the fair value of the assets and liabilities acquired. These adjustments resulted in a net increase to goodwill of $11 million primarily relating to deferred taxes.

Additionally in 3Q02, we recorded an additional net $14 million in pre-tax purchase accounting exit costs principally comprising adjustments to the fair value of certain branches and contract cancellation costs.

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Wachovia 3Q02 Quarterly Earnings Report

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements relating to certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses, and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “probably”, “potentially”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). The following factors, among others, could cause Wachovia’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the risk that the businesses of former First Union Corporation and former Wachovia Corporation in connection with their merger (the “Merger”) will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; (3) revenues following the Merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (6) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (7) inflation, interest rate, market and monetary fluctuations; (8) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, its mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities; (9) adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact the repayment of such borrowers’ outstanding loans; and (10) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in the reports filed by Wachovia with the Securities and Exchange Commission, including its Current Report on Form 8-K dated October 16, 2002.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Merger or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

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